Exhibit 99.1

Investor Relations:
Raul Jacob +(602) 264-1375

southerncopper@southernperu.com.pe
www.southerncoppercorp.com

October 24, 2018

Southern Copper Corporation (NYSE and BVL: SCCO)

•             3Q18 net sales were $1,723.7 million, 2.8% higher than 3Q17, principally due to higher sales volume of copper (+3.0%), zinc (+21.3%), silver (+14.2%) and molybdenum (+5.0%); as well as better molybdenum prices (+45.8%). Metal prices decreased for copper (-3.8%, LME), silver (-11.2%) and zinc (-14.2%), partially offsetting the significant value contribution of the additional production.

•             Despite the higher sales, 3Q18 net income of $369.4 million was 8.1% lower than 3Q17 net income of $401.8 million. The decrease was mainly the result of lower metal prices and a higher non-cash tax provision for the quarter to recognize our tax liability.

•             3Q18 adjusted EBITDA was $868.1 million, 0.6% higher than 3Q17 of $863.1 million. The adjusted EBITDA margin in 3Q18 was 50.4% compared with 51.5% in 3Q17.

•             Copper production increased 1.1% to  223,921 tons in 3Q18 compared with 3Q17 principally due to higher production at our Peruvian operations of Toquepala (+16.6%) and Cuajone (+9.8%) resulting from higher ore grades at both mines. These increases were partially offset by lower production at our Buenavista operations (-7.3%), due to lower grade and throughput at its SX-EW facilities. The operating plan to improve Buenavista´s SX-EW production to its design capacity is showing positive results and we expect this facility’s production to increase by 18% in 4Q18 from 3Q18.

•             Molybdenum mine production increased by 6.9% in 3Q18 compared with 3Q17 due to higher production at Buenavista (+24.7%), as a result of higher production at the new concentrator, and at Toquepala (+9.5%) as a result of better ore grade. Silver mine production increased by 1.4% mainly as result of higher production at our Toquepala mine resulting from higher grades.

•             Operating cash cost per pound of copper net of by-product revenues was $0.897 in 3Q18, compared to $0.922 in 3Q17. This decrease of 2.7% in cash cost is mainly the result of higher by-product revenues (+20.5%) and our continuous efforts to manage costs.

•             Cash flow from operating activities in 9M18 was $1,788.9 million, a 39.8% increase when compared to $1,280.0 million in 9M17. This improvement results from the strong cash generation from operations due to higher metal prices and cost control efficiencies.

•             Capital investments in 9M18 were $831.8 million compared with $710.4 million in 9M17. Capital investments in 9M18, includes $329.0 million for the Toquepala expansion. We have started the ramping up process of the Toquepala expansion project in Peru, which will add 100,000 tons to our annual copper production capacity, allowing the Company to reach 1 million tons of production. The new concentrator is expected to produce 14,000 tons of copper in 2018 and approximately 100,000 tons annually thereafter.

THIRD QUARTER AND NINE MONTHS 2018 RESULTS	SOUTHERN COPPER

•             On August 22, 2018, the Company resumed control of the San Martin mine, located in Zacatecas, Mexico. As the San Martin facilities deteriorated during the 11 years of the illegal stoppage, we are undertaking a major renovation in order to restart operations, with an estimated capital budget of $77 million. Once in operation, we believe San Martin will have an annual production capacity of 20,000 tons of zinc, 2.8 million ounces of silver, 8,000 tons of copper and 1,000 tons of lead. A labor force of approximately 600 contractors is currently working on the renovation and reopening of this facility. When in operation, San Martín will generate new labor opportunities for approximately 3,000 direct and indirect jobs as well as revenues for federal, state and local governments.

•             Dividends: On October 18, 2018, the Board of Directors authorized a dividend of $0.40 per share payable on November 21, 2018, to shareholders of record at the close of business on November 7, 2018.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress said: “We are currently seeing a copper price recovery driven by an expected market deficit for 2019 and beyond. Even though there are concerns regarding a commercial war between the United States and China, we see a strong copper demand reflected in the consistent decline of the major warehouses inventories as well as the improved commercial conditions for refined copper, our main product, expected for 2019.

Next year will mark another inflection point in the extraordinary growth of our Company as we expect to reach full capacity at our new Toquepala concentrator and recover production at the San Martin mine. Consequently, when compared to our  2017 annual production, we are expecting in 2019 an increase of 13% in production of copper, +38% in zinc, +31% in silver and +21% in molybdenum. At the average prices of the 3Q18, these production enhancements would represent an increase in sales of over $800 million.

Southern Copper has the largest copper reserves in the industry and operates high quality world-class assets in investment grade countries such as Mexico and Peru. We are currently developing the next phase of a growth program aiming to reach a milestone copper production capacity of 1.5 million tons by 2025.”

Key Financial Data

	Third Quarter					Nine Months
			Variance					Variance
	2018	2017	$		%	2018	2017	$		%
Sales	$1,723.7	$1,676.5	$47.2		2.8%	$5,402.1	$4,790.2	$611.9		12.8%
Cost of sales	824.0	781.5	42.5		5.4%	2,552.2	2,430.2	122.0		5.0%
Operating income	696.7	692.6	4.1		0.6%	2,257.7	1,788.9	468.8		26.2%
Net income	$369.4	$401.8	$(32.4)		(8.1)%	$1,249.8	$1,016.0	$233.8		23.0%
Net income margin	21.4%	24.0%	(2.6	)pp	(10.8)%	23.1%	21.2%	1.9	pp	9.0%
Adjusted EBITDA	868.1	863.1	5.0		0.6%	2,762.8	2,292.7	470.1		20.5%
Adjusted EBITDA margin	50.4%	51.5%	(1.1	)pp	(2.1)%	51.1%	47.9%	3.2	pp	6.7%
Income per share	$0.48	$0.52	$(0.04)		(7.7)%	$1.62	$1.31	$0.31		23.7%
Capital investments	$282.3	$212.7	$69.6		32.7%	$831.8	$710.4	$121.4		17.1%

Note: Figures in millions except per share amounts and %’s.

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio.

3Q18	www.southerncoppercorp.com

Peruvian Projects

Our portfolio of Board approved projects in Peru has a total capital budget of $2.9 billion of which $1.9 billion have already been invested. Considering Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru increases to $8.2 billion.

Toquepala Expansion Project — Tacna: This $1,255.0 million project includes a new-state-of-the-art concentrator that will increase Toquepala´s annual copper production by 100,000 tons to reach 258,000 tons in 2019, a 74% production increase when compared to 2017. As of September 30, 2018, we have invested $1,192.4 million in this expansion. The project has reached 98% progress and is expected to initiate production in the 4Q18.

Tia Maria - Arequipa: We have completed engineering and after having complied with all environmental requirements, we have obtained the approval of the environmental impact assessment for Tia Maria. We are working jointly with the Peruvian government to obtain the construction license for this 120,000 ton annual SX-EW copper greenfield project with a total capital budget of $1,400 million. We expect the license to be issued during the 4Q18.  The Company expects the project to generate 3,600 jobs during the construction phase. When in operation, Tia Maria will directly employ 600 workers and indirectly provide jobs to another 4,200. Through its expected twenty-year life, the project related services will create significant business opportunities in the Arequipa region.

Mexican Projects

Buenavista Zinc — Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering and are working on the purchasing process for the main project components. The project´s budget is $413 million, and we expect to initiate operations in 2021. When completed, this new zinc concentrator will double the Company’s zinc production capacity.

Pilares — Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator through a new 25-meter wide off-road facility for mining trucks. Environmental permit studies were presented to the government´s environmental authorities. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with 0.34% La Caridad). The budget for Pilares is $159 million and we expect it to start producing in early 2020.

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Wednesday, October 24, 2018, beginning at 12:00 M — EST (11:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	6981908: and “Southern Copper Corporation 3Q18 Earnings Results”

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
9M 2018	3.01	2.99	11.81	1.37	16.03	1,282.82

1Q 2017	2.65	2.65	7.74	1.26	17.45	1,219.36
2Q 2017	2.57	2.58	8.00	1.18	17.19	1,256.96
3Q 2017	2.88	2.89	8.05	1.34	16.80	1,277.84
4Q 2017	3.09	3.10	8.72	1.47	16.66	1,274.35
9M 2017	2.70	2.71	7.93	1.26	17.15	1,251.39
Average 2017	2.80	2.80	8.13	1.31	17.03	1,257.13

Variance: 3Q18 vs. 3Q17	(3.8)%	(5.5)%	45.8%	(14.2)%	(11.2)%	(5.1)%
Variance: 3Q18 vs. 2Q18	(11.2)%	(11.7)%	1.6%	(18.4)%	(9.6)%	(7.2)%
Variance: 9M18 vs. 9M17	11.5%	10.3%	48.9%	8.7%	(6.5)%	2.5%

Source:  Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	%	2018	2017	%
Copper (tons)
Mined	223,921	221,579	1.1%	648,698	650,952	(0.3)%
3rd party concentrate	6,151	10,622	(42.1)%	30,395	24,807	22.5%
Total production	230,072	232,201	(0.9)%	679,093	675,759	0.5%
Smelted	157,465	155,914	1.0%	474,578	456,736	3.9%
Refined and Rod	211,224	211,144	—%	613,968	612,477	0.2%
Sales	228,050	221,452	3.0%	658,742	666,270	(1.1)%

Molybdenum (tons)
Mined	5,759	5,389	6.9%	16,329	16,068	1.6%
Sales	5,679	5,407	5.0%	16,361	16;176	1.1%

Zinc (tons)
Mined	17,469	18,377	(4.9)%	53,188	54,789	(2.9)%
Refined	23,832	20,046	18.9%	79,102	74,113	6.7%
Sales	23,746	19,572	21.3%	79,170	74,523	6.2%

Silver (000s ounces)
Mined	4,231	4,173	1.4%	13,009	12,151	7.1%
Refined	3,414	3,328	2.6%	9,964	10,612	(6.1)%
Sales	4,822	4,222	14.2%	14,170	12,873	10.1%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	VAR %	2018	2017	VAR %
	(in millions, except per share amount)
Net sales:	$1,723.7	$1,676.5	2.8%	$5,402.1	$4,790.2	12.8%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	824.0	781.5	5.4%	2,552.2	2,430.2	5.0%
Selling, general and administrative	26.4	25.0	5.6%	76.7	68.6	11.8%
Depreciation, amortization and depletion	170.6	169.3	0.8%	495.2	493.8	0.3%
Exploration	6.0	8.1	(25.9)%	20.3	18.9	7.4%
Environmental remediation	—	—	—%	—	(10.2)	(100.0)%
Total operating costs and expenses	1,027.0	983.9	4.4%	3,144.4	3,001.3	4.8%
Operating income	696.7	692.6	0.6%	2,257.7	1,788.9	26.2%

Interest expense, net of capitalized interest	(69.2)	(71.6)	(3.4)%	(207.0)	(235.4)	(12.1)%
Other income (expense)	(7.6)	(6.2)	22.6%	(13.1)	1.6	(918.8)%
Interest income	4.4	1.8	144.4%	9.8	4.0	145.0%
Income before income tax	624.3	616.6	1.2%	2,047.4	1,559.1	31.3%
Income taxes	257.9	220.1	17.2%	803.6	556.6	44.4%
Net income before equity earnings of affiliate	366.4	396.5	(7.6)%	1,243.8	1,002.5	24.1%
Equity earnings of affiliate	4.3	6.3	(31.7)%	9.9	16.1	(38.5)%
Net Income	370.7	402.8	(8.0)%	1,253.7	1,018.6	23.1%

Less: Net income attributable to non-controlling interest	1.3	1.0	30.0%	3.9	2.6	50.0%
Net Income attributable to SCC	$369.4	$401.8	(8.1)%	$1,249.8	$1,016.0	23.0%

Per common share amounts:
Net income attributable to SCC common shareholders — basic and diluted	$0.48	$0.52	(7.7)%	$1.62	$1.31	23.7%
Dividends paid	$0.40	$0.14	185.7%	$1.00	$0.34	194.1%

Weighted average shares outstanding (Basic and diluted)	773.0	773.0		773.0	773.0

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2018	2017	2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$967.3	$1,004.8	$798.5
Short-term investments	236.5	50.5	30.5
Accounts receivable	943.0	976.4	976.8
Inventories	1,007.6	1,041.9	997.4
Other current assets	118.8	96.5	149.2
Total current assets	3,273.2	3,170.1	2,952.4

Property, net	9,311.8	9,099.6	8,928.3
Leachable material, net	1,143.0	977.4	940.5
Intangible assets, net	150.8	152.5	147.0
Deferred income tax	181.3	164.9	773.3
Other assets	256.6	215.6	240.9
Total assets	$14,316.7	$13,780.1	$13,982.4

LIABILITIES
Current liabilities:
Accounts payable	688.5	659.8	565.1
Income taxes	187.8	226.4	118.3
Accrued workers’ participation	164.6	176.9	130.7
Other accrued liabilities	167.0	105.2	165.7
Total current liabilities	1,207.9	1,168.3	979.8

Long-term debt	5,959.3	5,957.1	5,956.3
Deferred income taxes	37.7	38.5	155.1
Non-current taxes payable	207.1	207.1	—
Other liabilities	58.4	37.2	35.5
Asset retirement obligation	215.8	222.5	225.6
Total non-current liabilities	6,478.3	6,462.4	6,372.5

EQUITY
Stockholders’ equity:
Common stock	3,400.6	3,382.1	3,377.3
Treasury stock	(3,018.0)	(3,001.1)	(2,996.7)
Accumulated comprehensive income	6,203.5	5,726.7	6,208.9
Total stockholders’ equity	6,586.1	6,107.7	6,589.5
Non-controlling interest	44.4	41.7	40.6
Total equity	6,630.5	6,149.4	6,630.1

Total liabilities and equity	$14,316.7	$13,780.1	$13,982.4

As of September 30, 2018, December 31, 2017 and September 30, 2017 there were 773.0 million shares outstanding.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(in millions)

OPERATING ACTIVITIES
Net income	$370.7	$402.8	$1,253.7	$1,018.6
Depreciation, amortization and depletion	170.6	169.3	495.2	493.8
Deferred income tax	(2.2)	(20.9)	(17.7)	(61.7)
Change in operating assets and liabilities	188.8	(112.4)	34.8	(224.4)
Other, net	4.9	(2.7)	22.9	53.7
Net cash provided by operating activities	732.8	436.1	1,788.9	1,280.0

INVESTING ACTIVITIES
Capital investments	(282.3)	(212.7)	(831.8)	(710.4)
Sale of short-term investment, net	(185.8)	9.6	(186.0)	20.8
Other, net	0.2	(0.1)	(12.0)	1.0
Net cash used in investing activities	(467.9)	(203.2)	(1,029.8)	(688.6)

FINANCING ACTIVITIES
Dividends paid	(309.2)	(108.2)	(773.0)	(262.8)
Distributions to non-controlling interest	(0.2)	(0.2)	(1.4)	(0.2)
Other	—	—	0.4	0.3
Net cash used in financing activities	(309.4)	(108.4)	(774.0)	(262.7)

Effect of exchange rate changes on cash	(20.7)	(14.7)	(22.6)	(76.2)

(Decrease)/increase in cash and cash equivalents	$(65.2)	$109.8	$(37.5)	$252.5

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to	Third Quarter		Year to date
adjusted EBITDA	2018	2017	2018	2017

Net income attributable to SCC	$369.4	$401.8	$1,249.8	$1,016.0
Add:
Net income attributable to the non-controlling interest	1.3	1.0	3.9	2.6
Income taxes	257.9	220.1	803.6	556.6
Interest expense	69.2	71.6	207.0	235.4
Environmental remediation	—	—	—	(10.2)
Depreciation, amortization and depletion	170.6	169.3	495.2	493.8
Fuel tax refund	8.4	7.4	23.0	18.6
Less:
Equity earnings of affiliate	(4.3)	(6.3)	(9.9)	(16.1)
Interest income	(4.4)	(1.8)	(9.8)	(4.0)
Adjusted EBITDA	$868.1	$863.1	$2,762.8	$2,292.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation,
amortization and depletion) to Operating Cash Cost before by-	3er quarter 2018		3rd quarter 2017		YTD September 2018		YTD September 2017
product revenues and Operating Cash Cost net of by-product	$	¢ per	$	¢ per	$	¢ per	$	¢ per
revenues	million	pound	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) — GAAP	824.0	172.3	781.5	165.0	2,552.2	184.2	2,430.2	174.5
Add:
Selling, general and administrative expenses	26.4	5.5	25.0	5.3	76.7	5.5	68.6	4.9
Treatment and refining charges net of sales premiums	0.6	0.1	2.4	0.5	3.9	0.3	18.9	1.4
Less:
Workers participation	(45.1)	(9.4)	(44.0)	(9.3)	(162.4)	(11.7)	(128.9)	(9.3)
Purchased concentrates from third parties	(60.0)	(12.5)	(103.1)	(21.8)	(312.8)	(22.6)	(238.8)	(17.1)
Other charges	(31.2)	(6.6)	(25.2)	(5.3)	(109.5)	(7.9)	(143.3)	(10.4)
Inventory change	24.5	5.1	57.5	12.1	69.6	5.0	70.4	5.1
Operating cash cost before by-product revenues	739.2	154.5	694.1	146.5	2,117.7	152.8	2,077.1	149.1

Less by-products revenue	(310.1)	(64.8)	(257.3)	(54.3)	(961.3)	(69.4)	(787.4)	(56.5)

Operating cash cost, net of by-products revenue	429.1	89.7	436.8	92.2	1,156.4	83.4	1,289.7	92.6

Total pounds of copper produced, in millions		478.3		473.7		1,385.7		1,393.0